Exhibit 99.1
NEWS RELEASE

Astera Labs Appoints Bethany Mayer to Board of Directors
Mayer brings technology and leadership expertise in scaling multi-billion-dollar enterprises

SANTA CLARA, CA, U.S. – June 24, 2024 – Astera Labs, Inc. (Nasdaq: ALAB), a global leader in semiconductor-based connectivity solutions for AI and cloud infrastructure, today announced the appointment of Bethany Mayer to its Board of Directors. Mayer brings over 30 years of experience as a visionary leader and board member at networking, cybersecurity, and semiconductor companies.

“Bethany brings a wide range of technology and leadership experiences at both global corporations and tech start-ups to Astera Labs, and we are pleased to welcome her to the Board of Directors,” said Jitendra Mohan, CEO and Co-founder, Astera Labs. “Her expertise will be highly valuable as we continue to scale Astera Labs at a rapid pace to execute our mission to unleash the potential of AI and cloud infrastructure.”

Mayer is the former President and CEO of Ixia (NASDAQ: XXIA), a publicly traded global company and the market leader in test, visibility, and security solutions. During her tenure at Ixia, she drove its growth in key new markets, culminating in a successful sale of the company to Keysight Technologies Inc. Prior to Ixia, she was Senior Vice President and General Manager of the Networking Business Unit of HP Inc, which included the former 3Com, HP ProCurve, Tipping Point, and H3C, a Chinese subsidiary. Mayer served as Senior Vice President, Marketing and Product Management, for Blue Coat Systems. Previously Mayer held leadership roles in product development at Cisco Systems and Apple.

Mayer is also currently the Chair of Box, Inc. and sits on the boards of Hewlett Packard Enterprise, LAM Research Corporation, and Sempra Energy. She previously served on the boards of Ixia and Marvell Technology, Inc. Mayer holds a BS from Santa Clara University, an MBA from California State University, Monterey Bay, and an MS in Cybersecurity from New York University.

“Bethany is a strong leader, and her experiences on the boards of other leading technology public companies, along with significant corporate governance expertise across a range of industries, make her a most valuable addition to our Board,” said Manuel Alba, Chairman of the Board, Astera Labs.

“We are living in the AI era, and Astera Labs is playing an incredible role in enabling next-generation data center connectivity required for Generative AI applications,” said Bethany Mayer. “It is an exciting time to join the company after its successful IPO, and I look forward to working with the team and contributing to its continued success.”

About Astera Labs
Astera Labs is a global leader in purpose-built connectivity solutions that unlock the full potential of AI and cloud infrastructure. Our Intelligent Connectivity Platform integrates PCIe®, CXL®, and Ethernet semiconductor-based solutions and the COSMOS software suite of system management and optimization tools to deliver a software-defined architecture that is both scalable and customizable. Inspired by trusted relationships with hyperscalers and the data center ecosystem, we are an innovation leader delivering products that are flexible and interoperable. Discover how we are transforming modern data-driven applications at www.asteralabs.com.

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Contact: Joe Balich
joe.balich@asteralabs.com

Investor Contact: Leslie Green
ir@asteralabs.com